STOCK PURCHASE AGREEMENT,
                              EMPLOYMENT AGREEMENT,
                          AND AGREEMENT NOT TO COMPETE

         THIS AGREEMENT, made this 31st day of August, 1998, between Planet Entertainment Corporation, a corporation organized under the laws of the State of Florida, with it's principal place of business at 222 Highway 35, Middletown, New Jersey 07748 (hereinafter referred to as "Purchaser" or "Planet") and Louis
J. Delsignore (hereinafter referred to as "Del Signore" or the "Seller"), and North East One Stop, Inc., a corporation organized under the laws of the State of New York, with its principal place of business at 7 Northway Lane, Latham, New York 12110 (hereinafter referred to as "NEOS" or the "Company").

         WHEREAS, NEOS is a business engaged in all lawful business, including the ownership of a "one stop" record and entertainment products distribution facility, and operating business, located at 7 Northway Lane, Latham, New York. NEOS also operates or maintains a sales office in Grand Rapids, Michigan, operating under the name Summit Entertainment.

         WHEREAS, the Seller is the sole owner of all the issued and outstanding capital stock of NEOS; and

         WHEREAS, Purchaser wishes to purchase the business and acquire all of the issued and outstanding shares of the capital stock of NEOS from Seller, and obtain Seller's employment and covenant not to compete, in exchange for the terms and conditions stated herein;


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         NOW THEREFORE, in consideration for the mutual promises and covenants hereinafter contained, the parties hereto agree as follows:

                                    ARTICLE I
                         REPRESENTATIONS AND WARRANTIES

         1.1 NEOS has only one class of capital stock, in the form of common stock, issued an outstanding, and NEOS has only one stockholder, the Seller, holding one hundred percent of NEOS Common Stock. NEOS is a corporation duly organized and in good standing under the laws of the State of New York, and which has duly authorized all of the capital stock that is the subject of this Agreement and which is validly issued, fully paid and nonassessable. The shares of NEOS capital stock to be sold and delivered to Purchases at the closing, as set forth below will be free clear on any and all security interest, pledges, claims, liens, equities or encumbrances whatsoever and, upon the consummation of the transactions herein contemplate, Purchaser will have acquired the stock and good and marketable title thereto shall vest in Purchaser, free and clear of any and all claims, lines, security interests, pledges, equities or encumbrances.

         1.2 Seller has complied in all material respects, and is in compliance in all material respects, with all applicable federal, state and local laws, statutes, franchise and licensing requirements, rules and regulations, and judicial or administrative decisions pertaining to the Business. Seller has been granted all licenses, permits, authorizations and approvals from all applicable federal, state and local government regulatory bodies necessary for the conduct of the business, all of which are currently valid and in full force and effect, nor are there any proceedings pending or threatened which question the existence or continuation of any of the foregoing. There are no lawsuits, proceedings, judgements or orders pending or threatened against NEOS or any of its respective officers or directors in their official capacities as officers of directors of NEOS before any court or


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NEOS of any shares of Common Stock or rights warrants or options to purchase
Common Stock or evidence of indebtedness of NEOS.

         1.5 All tax returns with Federal, State and local, governments required to be filed by NEOS will have been filed as of the closing date. The taxes reported on all such returns are, and will be, true and correct based on the information reasonably available to the Seller and the NEOS, and all taxes (including penalties or interest) imposed by any government or other taxing authority in respect to income or with respect to the operation of ownership of property by NEOS up to and including the date hereof have been paid in full by NEOS. No taxing agency or authority is engaged in any audit or examination of NEOS and any deficiencies which have been brought to the attention of NEOS resulting from any audits of its tax returns have been paid in full prior to the date of this Agreement.

         1.6 All corporate action required to be taken by Seller or NEOS to authorize it to sell, convey, transfer and delivers the Stock of NEOS to Purchaser has been taken or will be taken as of the date of closing. Seller has full power and authority to sell and deliver the Stock and to execute and perform this Agreement. Prior to the Closing, seller shall obtain the consent of Congress Financial Corporation to this transaction and the transfer of the Capital stock as set forth herein. Subject to the foregoing agreement with Congress Financial Corporation, the execution and performance of this Agreement and the sale and delivery of the Stock of NEOS will not violate any provision of law or any contract or agreement by which NEOS is bound. This Agreement has been duly executed and delivered by NEOS and constitutes the valid and legally binding obligation of Seller enforceable in accordance with its terms. No approval or authorization of, or filing with any Federal, State, municipal or other governmental commission, board or agency is required in connection with the sale, conveyance transfer and delivery of the Stock.

         1.7 No action or proceeding has been instituted by or before any court or other governmental body, nor has such action or proceeding been threatened, to restrict, prohibit or invalidate the transaction contemplated by this Agreement or otherwise affect

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the rights of any party to the Agreement.

         1.8 Seller represents and warrants that the execution and performance of this Agreement will not violate any provision of law applicable to Seller or any contract or agreement by which Seller is bound. This Agreement constitutes a legally valid and binding obligation of Purchaser enforceable in accordance with its terms. Seller and NEOS will use their respective best efforts to assure that all of its representations and warranties contained herein are true in all material respects as of the date of Closing as if repeated at and as of such time, and that no material breach or default occurs with respect to any of its covenants contained herein that have not been cured by the Closing Date.

         1.9 Seller understands that the securities, or option to purchase the Purchaser's securities, has not been registered under applicable state and federal securities laws. The Seller represents that the Seller, and his agents, have had access to all material documentation with respect to the Purchase that it has requested, and that it has had the opportunity to ask questions of and has received answers from the chief executive officer and the attorneys for the Purchaser respecting any such information, and that Seller is an "accredited investor" as that term is defined under applicable securities laws, rules and regulations. Seller hereby represents that is acquiring an option to purchase the common stock provided for herein for investment purposes only with no present intention of reselling or otherwise distributing same, except in compliance with the registration requirements under the act or an exemption therefrom.

                                   ARTICLE II
                                 CONSIDERATION,
                              PURCHASE AND CLOSING

         2.1 In consideration for the delivery of the sum of $3,000,000, which shall be paid as set forth below, the Seller hereby agrees to sell and deliver to Purchaser at the Closing all of the common stock of NEOS.

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         2.2 The closing for the purchase, sale and exchange of the Stock shall take place at the offices of DAGOSTINO, HOBLOCK, GRIESLER & SEIGAL, 39 North Pearl Street, Albany, New York 12207 on September 14, 1998, and shall be effective as of midnight 12:01 a.m. September 1, 1998, (the "Closing Date"). Said date may be extended upon the mutual agreement of the parties but not later than September 30, 1998.

         2.3 On the Closing Date, Seller shall deliver to the Purchaser certificates representing all the issued and outstanding capital stock duly endorsed for transfer. Seller shall cause new certificates of stock of NEOS to be issued to the Purchaser for such shares of NEOS Common Stock in the name of the Purchaser. At the Closing, Seller will cause to deliver to Purchaser:

         (i) the corporate book of the Company, together with true and correct copies of the Articles of Incorporation, all corporate minutes and resolutions, the corporate sea, and the corporate By-laws, together with all amendments thereto (Closing Exhibit
                A);

         (ii) a Closing Schedule of all assets, including all furniture, fixtures, inventory and supplies (Closing Schedule A);

         (iii) a Closing Schedule of all liabilities, and all financing statements and security agreements relating to any asset owned or leased by the Company (Closing Schedule B);

         (iv) true and exact copies of all lease agreements, security agreements, financing statements or other contracts relating to the Company, and the operation of its business (Closing Exhibit
                B);

         (v) a resolution of the Board of Directors of the Company consenting to the acquisition of Seller's securities (Closing Exhibit C);

         (vi) Seller's written resignation from the Board of Directors of the Company, effective at the time of closing and subject to this Agreement as provided in Article VI herein (Closing Exhibit D);


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         (vii)  written notice of a meeting of the Company's shareholder and
                Board of Directors for the date of closing (Closing Exhibit E);

         (viii) the resignation of all other members of the Company's Board of Directors, effective at the time of closing and subject to this Agreement as provided in Article 5 herein (Closing Exhibit F);

         (ix) the identity, location and account number of all bank accounts or other accounts as maintained by the Company (Closing Schedule
                C);

         (x) the necessary resolutions by the Company through its Board of Directors granting the Purchaser full and unfettered access and authority to all bank accounts or other accounts maintained by the Company (Closing Exhibit G);

         (xi) all keys, combinations, and written authorization to permit the Purchaser full and unfettered access to the Company, its facilities and its books and records.

         2.4 On the Closing Date, Purchaser shall deliver to Seller the sum of Two Million One Hundred Fifty Thousand Dollars ($2,150,000) in the form of a check drawn on cleared funds and made payable to the Seller, and shall authorize the disbursement of the sum of One Hundred Thousand Dollars ($100,000) delivered to Seller's counsel on or about July 20, 1998 from Seller's counsel to Seller.

         2.5 At the Closing, Purchaser shall deliver to Seller an option to purchase 250,000 shares of the Purchaser's common stock, exercisable at a price equal to the lesser of $5.25 per share or Closing Bid Price for the Purchaser's common stock, as shown and reported on the OTC Bulletin Board (OTC: BB) on the Closing Date. These stock options shall be valid and exercisable for a term of two years from the date of closing.

         2.6 At the Closing, as evidence of the remaining debt, Purchaser shall also deliver to Seller a Promissory Note in the amount of Seven Hundred Fifty Thousand Dollars ($750,000), which shall be payable in the amount of Three Hundred Seventy Five


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Dollars ($375,000) within six months from the date of Closing, and of which the remaining Three Hundred Seventy Five Dollars ($375,000) shall be payable within one year from the date of Closing (the "Promissory Note"). The Promissory Note shall be secured by a sufficient number of shares of the Purchaser's common stock, at prevailing market prices, that are equivalent to the principal amount outstanding under the Promissory Note. These certificates, together with endorsements shall be delivered to DAGOSTINO, HOBLOCK, GRIESLER & SEIGAL, to be held in escrow, and which shall be released only upon ten (10) days written notice to Purchaser's failure to pay any sums due under the Promissory Note. In the event that the Purchaser's common stock decreases in value for any twenty
(20) day period, upon ten (10) days notice, the Purchaser agrees to deposit sufficient additional shares of the Purchaser's common stock to secure payment of the Promissory Note as provided for herein. The Promissory Note shall also be secured by the common stock of the Seller sold to the Purchaser, which, at the Seller's election, upon thirty (30) day written notice to the Purchaser of Purchaser's default and failure to cure, shall be released to the Seller.

         2.7 NEOS has delivered to Purchaser a true and complete list, as of the date of this Agreement, certified by Secretary, showing the names of NEOS directors and officers, and Purchaser will receive at closing a Certificate verifying that Seller is the sole shareholder of NEOS. At the Closing, Seller shall deliver to Purchaser, employment agreements with William Castle and Ron Nicks, which are acceptable to the Purchaser as to their compensation, term of employment, duties, and covenants not to compete.

         2.8 At the Closing, Seller shall have obtained any required consent from any of the Seller's secured creditors, along with all appropriate federal, state, municipal, or other governmental or administrative bodies or courts all such approvals, certificates, clearances, or consents, if any, as may be required to permit the change of ownership of the shares herein provided for.


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         2.9 At the closing, Seller shall deliver to Purchaser the favorable opinion of Seller's counsel in form, scope and substance satisfactory to Purchaser's counsel, dated as of the Closing Date (Closing Exhibit H), that to the best of counsel's knowledge neither (i) the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, including without limitation, (ii) the consummation of the transactions contemplated hereby, will violate any statue, regulation or ordinance of any governmental authority, or will conflict with or result in the breach of any term, condition or provision of the certificate or articles of incorporation or by laws of Seller or, to the best of such counsel's knowledge, constitute a material breach of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Seller is a party or by which it or any of the Assets are or may be bound, or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, or result in the creation or imposition of any lien, charge or encumbrance, or restriction of any nature whatsoever, or give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to the operation of the business of Seller,
(iii) NEOS is a Corporation in good standing and the stock certificates issued as stated herein are authorized acts of the Company; (iv) that the representations and warranties as set forth herein are true, and (v) that such counsel does not know or have any reasonable grounds to know of any litigation, proceedings or governmental investigation pending or threatened against or relating to NEOS, its property or business.


                                   ARTICLE III
                        LIMITED ASSUMPTION OF OBLIGATIONS

         3.1 Purchaser shall not, by the execution, delivery and performance of this Agreement, assume, be bound by, or otherwise be responsible for any liability or obligation or Seller of any kind or nature, known, unknown, accrued, absolute, contingent


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or otherwise, whatsoever whether arising out of occurrences prior to the Closing not disclosed to the Purchaser and set forth in Closing Schedule B hereto. Without limiting the foregoing, it is understood that Purchaser does not assume, undertake or accept any obligations, duties, responsibilities or liabilities of Seller in excess of $20,000 that now exist or may arise in the future with respect to the matters occurring on or prior to the Closing with respect to (i) any income, profits, property, excise or similar taxes (it being understood that the Company shall pay and be responsible for any and all taxes related to the operations of the Business through the Closing), or (ii) in connection with this Agreement and the transactions provided for herein, including transfer and other taxes, and expenses pertaining to the performance by Seller of its obligation hereunder.

         3.2 Seller and NEOS hereby agree to indemnify, save and hold harmless Purchaser and it successors and assigns, of and from any damage, liability, claim, loss or deficiency (including, without limitation reasonable attorney's fees and expenses incident to a suit, action or proceeding), provided seller and NEOS have been given notice and an opportunity to defend any matter arising out of or resulting from any damage, liability, claim, loss or deficiency, in connection with the terms of this Agreement and will pay to the Purchaser and its successors and assigns, on thirty (30) days notice, the full amount of any and all sums which Purchaser or any successor or assign, may pay or become obligated to pay on account of (i) any material inaccuracies in any representation or the breach of any covenant or warranty made by Seller or NEOS hereunder, (ii) any material failure of Seller or NEOS to duly perform or observe any term, provision, covenant, agreements or condition hereunder on the part of Seller to be performed or observed. Except as provided herein, at the Closing, Seller shall forgive all notes, loans or other payments made to the Company from inception, including payments made for capital stock, notes or other amounts payable to the Seller, or entitles controlled by the Seller, by the Company, except for a Note payable to Seller in the amount of approximately $374,000, and in consideration


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therefore, the Seller shall agree to accept a Note for such amount, which shall bear interest at the rate of 9% per year, and which shall be payable on or before April 21, 1999.

         3.3 Notwithstanding any investigation conducted at any time with regard to this Agreement by or on behalf of Purchaser or Seller, all representations, warranties, covenants and agreements (collectively, "Representations") of Seller and Purchaser in this Agreement, in any Closing Exhibit, in any Closing Schedule, or in any document delivered on the Closing shall survive the closing and the execution, delivery and performance of this Agreement.

         3.4 For purposes of this Article, with respect to either party "Damages" shall mean any and all losses, liabilities, damages, demands, claims, suit, actions, judgements or causes of action, assessments, costs, expenses, interest, and penalties in connection with any indemnifiable Claims below, including all reasonable attorney's fees and all costs and expenses incurred in investigating, preparing or defending against any litigation. For purposes of this Article, all damages shall be computed net of any insurance coverage with respect thereto which reduces the Damages that would otherwise be sustained: provided, however, that, in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages. Purchaser and Seller shall be deemed to have suffered Damages arising our of or resulting from the matters referred to herein.

         3.5 For purposes for this Article, "Purchasers' Indemnifiable Claims" and "Seller's indemnifiable Claims", when referred to generally, shall be referred to as "indemnifiable Claims." If a determination is made to seek indemnification under this article with respect to Indemnifiable Claims (the party seeking such indemnification hereinafter referred to as the "Indemnified Party" and the party against whom such indemnification is sought is hereinafter referred to as the "Indemnifying Party.") Indemnified Party shall give notice to the Indemnifying Party within ninety (90) days of the


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Indemnified party becoming aware of any such indemnifiable Claim or of facts upon which any such Indemnifiable Claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to the Indemnified Party. In case any such liability is asserted against the Indemnified Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within 20 days after receiving an Indemnifiable Claim hereunder, to assume the defense thereof with counsel satisfactory to the Indemnified party at the expense of the Indemnifying Party. Notwithstanding the foregoing. (i) the Indemnified Party shall also have the right to employ separate counsel in such Indemnifiable claim and to anticipate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (1) the employment of separate counsel shall have been specifically authorized by the Indemnifying Party in writing, or (2) the named parties in such Indemnifiable Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, and (ii) the Indemnified Party shall not have any obligation to file any notice of any assertion of liability by a third party unless such assertion is in writing.

         3.6 In the event that the Indemnifying Party, within twenty (20) days after receipt of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party and employ counsel against such Indemnifiable Claim, the Indemnified Party shall have the right to employ counsel and undertake the defense, compromise or settlement of such Indemnifiable Party and the Indemnifying Party will pay all the costs, fees and expenses of such defense, counsel, compromise and settlement as incurred. Notwithstanding anything herein, the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Indemnifiable Claim or


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consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified party a release from all liability in respect of such Indemnifiable Claim.

         3.7 The rights, powers and remedies of any party hereto shall being addition to all rights, powers and remedies given to such party by virtue of any statute or rule of law, all of which rights, powers and remedies shall be cumulative and may be exercised successively, concurrently or in any other order.


                                   ARTICLE IV
                                 LEASE AGREEMENT

         4.1 Seller represents that he is the sole shareholder of L&P Feed, Inc. and that L&P Feed, Inc. owns, in fee simple, the land, along with all improvements and facilities appurtenant thereto upon which the Company's operations are located in Latham, New York (the "Facilities"). Seller, through L&P Feed, Inc., hereby grants to the purchaser for the term of five (5) years from the date of Closing, the option to purchase these facilities at fair market value less ten (10) percent. Fair market value shall be determined by an appraiser jointly selected by the Seller and Purchaser.

         4.2 Seller, through L&P feed, Inc., agrees to lease the Facilities to the Purchaser at the present rate paid by the Company for a term of one year from the Closing date. After the initial term of one year, the Purchaser shall have the right to lease the Facilities for a additional term of five (5) years for $15,000 per month, and such option shall renew at the end of this five (5) year term for an additional five (5) year term at the rate of $17,500 per month.

         4.3 During the term of any lease, the Purchaser shall have the right of first refusal to purchase the Facilities from the Seller, through L&P Feed, Inc., and the Seller shall communicate to the purchaser in writing any offer to purchase the Facility, along with the terms and conditions of any such offer. Thereafter, for a period of twenty


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(20) days from the date of receipt of any such notice, the Purchaser shall have the right to accept or reject any offer including the same or substantially similar terms. Seller agrees that in the event that the property is sold by L&P Feed, Inc., that such sale shall be subject any lease with the purchaser or the Company.


                                    ARTICLE V
                              EMPLOYMENT OF SELLER
                            AGREEMENT NOT TO COMPETE

         5.1 The Purchaser hereby agrees to continue to employ the Seller, Louis
J. Del Signore, for a term of twelve months from the date of Closing at the rate of One Hundred Forty-Five Thousand (145,000), payable at least monthly over the term of employment.

         5.2 The Seller agrees to accept such employment and to exercise the powers and duties specified herein, and generally to be responsible for the day to day management of any executive decisions concerning the operations of the Company, direct and control its day to day affairs, make necessary decisions commensurate with his positions in the Company, be responsible for the financial concerns and operations of the Company and, in general, to exercise his authority for the best long term interests of the Company.

         5.3 This employment shall be subject to Seller's good faith performance of the powers and duties outlined in this Agreement. Seller shall be required to devote a portion of his professional time, attention and energies to the business of the Company and shall assume and perform such other and further responsibilities and duties as may be assigned to him from time by the Board of Directors.

         5.4 During the period of five (5) years following the Closing, within 1,500 miles from miles from any facility from which the Company currently conducts business, the


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Seller shall not, directly or indirectly, engage in any activity which may be deemed competitive or in any way in conflict with the Company's business and activities; nor shall he engage in or be a member of any partnership or as an officer, director or employee of any corporation or business entity, which competes directly or indirectly with the company without the express permission of the Board of Directors; nor shall he engage in or be actively involved in an other consultation or advisory agreements, contracts or activities of a professional or commercial nature, which would compete directly or indirectly with the Company unless permitted by the Company and its Board of Directors.

         5.5 The Seller acknowledges that he is in receipt of certain customer names, identities, addresses, associations, methods, formulations, inventions, sales and marketing techniques, know-how, trade secrets, and other information utilized by the Company, and which provide, or may provide the Company with a competitive advantage in the marketplace (the "trade secrets"). Seller agrees to keep these trade secrets confidential and not to disclose them to any person at any time without the express written consent of the Company through its Board or Directors.

         5.6 The company shall have the right at any time, upon not less than sixty (60) days written notice to Seller to terminate the employment of Seller for "Cause," For purposes of this Section, "Cause" shall mean Seller's failure or refusal in a material and continuing manner to perform his obligations as set forth in this agreement, or his material and continuing manner to perform his obligations as set forth in this agreement, or his material breach of any provision of this Agreement, for a period of more than twenty (20) days after receipt of written notice from the Company specifying the failure or breach, requesting that it be cured and Seller's failure to cure the same or to be diligently exerting his best efforts to cure the same. "Cause" shall not include the inability of Seller to perform his obligations hereunder due to mental or physical impairment, or external circumstances of the market place, governmental regulations or policies or adverse domestic or world conditions adversely effecting the Company's business.


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                                   ARTICLE VI
                           NOMINATION OF BOARD MEMBERS

         6.1 Until all payments are made to Seller, pursuant to this Agreement, Seller shall have the right to nominate three (3) individuals to the Purchaser's Board of Directors, which shall not consist of more than six (6) directors. Seller agree to abstain in voting as a member of the Purchaser's Board of Directors in any matter involving or relating to capital fund raising, or the issuance of debt, convertible debt, preferred stock, common stock, or any other capital securities of the Company.

         6.2 These directors nominated by the Seller, must be of full age, of sound moral integrity and character, and must not suffer from any legal disability, bar, or administrative order, which may affect their ability to serve on the Board of Directors of a public company, or require the disclosure of past or present adverse information regarding that individual, including but not limited to, by way of example, and not by way of limitation, the arrest or conviction for any crime or misdemeanor involving dishonesty, fraud or the wrongful taking of property, any unsatisfied judgment, or any civil proceeding involving fraud, dishonesty or the wrongful taking of property.

         6.3 The term for directors nominated by the Seller shall be a term of one year. The members of Purchaser's Board of Directors nominated by the Seller shall resign upon the payment of all monies due the Seller pursuant to the terms of this agreement and the removal of the Seller from any personal guaranty with respect to the Company's debt financing from Congress Financial Corporation.


                                  ARTICLE VIII
                                     NOTICES

         7.1 All notices hereunder shall be in writing and will be deemed to have been given if delivered personally or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as respectively indicated below or by a notice


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Hereunder:

                           (a)   If addressed to Seller:

                                 Louis J. Del Signore
                                 c/o Northeast One Stop, Inc.
                                 7 Northway Lane
                                 Latham, New York 12110.


                           (b)   If addressed to Purchaser:

                                 Wallace M. Giakas
                                 Planet Entertainment Corporation
                                 222 Highway 35
                                 Middletown, New Jersey 07748


                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 The Agreement, the Closing Exhibits and Closing Schedule hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

         8.2 This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and its successors and permitted assigns, and Purchaser, and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any party hereto without the prior written consent of Purchaser and Seller, except that Purchaser may assign any or all of its rights, interests to subsidiaries or affiliates or Purchaser without the consent of Seller, provided that each such subsidiary or affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein and Purchaser unconditionally guarantees to


/s/  WG                                           /s/  LJD
--------------------Initials                      -------------------Initials

Seller in writing all of the obligations of the assignee which are so assigned, which written guarantee shall be in form and substance satisfactory to Seller.

         8.3 The article and section headings of this Agreement are inserted for convenience only and shall constitute a part of this Agreement in construing or interpreting any provision hereof.

         8.4 Purchaser and Seller shall each be responsible for the payment of their respective financial adviser and accounting fees, and any other costs or expenses incurred by them in connecting with this Agreement and the transactions contemplated hereby.

         8.5 This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by the agreement in writing of the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the Party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or document delivered on the Closing or breach by any other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by such other party, nor shall any forbearance by the a party to seek a remedy for any noncompliance or breach by such other Party be deemed to be a waiver by that party of its rights and remedies with respect to such noncompliance or breach.

         8.6 Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their shareholders, any rights, remedies or other benefits under or by reason of this Agreement.


/s/  WG                                           /s/  LJD
--------------------Initials                      -------------------Initials

         8.7 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         8.8 Whenever the context requires, words used in the singular shall be construed to means or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

         8.9 This Agreement shall in all respects by construed in accordance with and governed by the laws of the State of New York. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


NORTHEAST ONE STOP, INC.                         LOUIS J. DEL SIGNORE

/s/ Louis J. Del Signore                         /s/ Louis J. Del Signore
---------------------------------                -----------------------------
By:                                              By:
Title: President                                 Date: Sept. 8, 1998
Date: Sept. 8, 1998

PLANET ENTERTAINMENT CORPORATION

/s/ Wallace M. Giakas
---------------------------------
By:
Title: Chairman
Date: Sept. 8, 1998

         BE IT RESOLVED at a duly constituted meeting of the Board of Directors of Northeast One Stop, Inc. Louis J. Del Signore was authorized to enter into this agreement on behalf of Northeast One Stop, Inc.

                                                 /s/ Jane Niekarz
                                                 -----------------------------
                                                 Name:
                                                 Secretary
                                                 Date: 9/8/98


         BE IT RESOLVED at a duly constituted meeting of the Board of Directors of Planet Entertainment Corporation, Wallace Giakas was authorized to enter into this agreement on behalf of Planet Entertainment Corporation.

                                                 /s/ Wallace Giakas
                                                 -----------------------------
                                                 Name:
                                                 Secretary
                                                 Date: 9/8/98